UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 7, 2019

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts
(State or other jurisdiction of incorporation or organization)

1-4347
(Commission File Number)

06-0513860
(I.R.S. Employer Identification No.)
2225 W. Chandler Blvd., Chandler, Arizona 85224
(Address of principal executive offices) (Zip Code)

(480) 917-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 7, 2019, the Board of Directors of Rogers Corporation (the “Company”) adopted the Rogers Corporation Severance Plan (the “Severance Plan”), effective as of the same date (the “Effective Date”), to provide severance protection for the Company’s U.S.-based executives and other employees designated by the Compensation and Organization Committee (the “Committee”).

The Severance Plan is intended to (1) provide a market-based severance program to recruit and retain executives on competitive terms, (2) consolidate and standardize the Company’s current severance practices for existing executives, and (3) enhance protections for the Company in connection with executive transitions. In order to participate in the Severance Plan, each participant must execute a participation agreement (the “Participation Agreement”) in which the participant agrees to the terms of his or her participation under the Severance Plan. The Participation Agreement provides that severance payments and benefits provided under the Severance Plan are in place of any other severance payments or benefits to which the participant may be entitled from the Company. Consequently, each named executive officer who has an existing contractual severance arrangement with the Company, including an Officer’s Special Severance Agreement (collectively, the “covered NEOs”), will be required to surrender such rights in order to participate in the Severance Plan.

The Severance Plan provides benefits to a plan participant if the participant (i) is involuntarily terminated by the Company for any reason other than for Cause (as defined in the Severance Plan) or (ii) terminates his or her employment with the Company for Good Reason (as defined in the Severance Plan) ((i) and (ii) are each referred to as a “Qualifying Termination”). The Severance Plan provides default benefit levels for participants, but these benefit levels may be modified by the Committee within a participant’s Participation Agreement. The Committee has approved the following benefits under the Severance Plan for the covered NEOs:

•
for the Company’s Chief Executive Officer (“CEO”), a lump sum cash payment equal to the following: (A) the amount determined by multiplying the sum of the CEO’s base salary and target annual bonus by two if the Qualifying Termination does not occur within two years after a Change in Control, and (B) the amount determined by multiplying the sum of the CEO’s base salary and target annual bonus by 2.5 if the Qualifying Termination occurs within two years after a Change in Control;

•
for covered NEOs other than the CEO, a lump sum cash payment equal to the following: (A) the covered NEO’s base salary if the Qualifying Termination does not occur within one year after a Change in Control (as defined in the Severance Plan) or before the third anniversary of the covered NEO’s participation in the Severance Plan, (B) the sum of the covered NEO’s base salary and target annual bonus if the Qualifying Termination does not occur within one year after a Change in Control but occurs before the third anniversary of the covered NEO’s participation in the Severance Plan, or (C) the amount determined by multiplying the sum of the covered NEO’s base salary and target annual bonus by two if the Qualifying Termination occurs within one year after a Change in Control;

•
subsidized premium payments for continuation of medical and dental insurance coverage following the Qualifying Termination for (A) 12 months, or (B) if the participant is the CEO or if the Qualifying Termination occurs within one year after a Change in Control, 18 months; and

•
reasonable outplacement services (with a value not to exceed $50,000) during (A) the 12-month period (24-month period for the CEO) immediately following the Qualifying Termination, or (B) if the Qualifying Termination occurs within one year after a Change in Control, the 24-month period (30-month period for the CEO, but not beyond the end of the second calendar year after the Qualifying Termination) immediately following the Qualifying Termination.

The Severance Plan also provides that the value of, and rights attendant to, each equity or equity-based award held by a participant will be preserved or the award will be cashed out in a manner consistent with the plan and award agreement under which the award is issued. Benefits under the Severance Plan are also conditioned upon a participant’s execution of a general release and separation agreement and compliance with covenants regarding non-competition, non-solicitation, non-disparagement, and confidentiality.

The Severance Plan may be amended, suspended or terminated by the Committee at any time. Any amendment, suspension or termination that reduces the benefits to which a participant is entitled will apply to that participant only with his or her written consent. In addition, the Severance Plan’s Administrator (generally, the Company’s Chief Human Resources Officer) may amend the Severance Plan to the extent that the amendment does not modify the amount or nature of benefits provided or the Administrator’s authority under the Severance Plan.

The foregoing summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Severance Plan and the form of Participation Agreement for the Company’s current named executive officers, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.    Description

10.1        Rogers Corporation Severance Plan

10.2        Form of Participation Agreement for the Company’s current U.S.-based named executive officers under the Rogers Corporation Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By:	/s/ Jay B. Knoll
Jay B. Knoll
Senior Vice President, Corporate Development, General Counsel & Secretary

Date: February 12, 2019